Exhibit 23(b)

                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors and Stockholders
Radyne ComStream Inc.:

We consent to the incorporation by reference in the registration statement of Radyne ComStream Inc. on Form S-8 filed as of November 5, 1999, of our report dated March 19, 1999, except for Note 4, which is as of August 4, 1999, on the restated consolidated balance sheet of Radyne ComStream Inc. as of December 31, 1998 and the related restated consolidated statements of operations, stockholders' capital deficiency and cash flows for the year ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K/A of Radyne ComStream Inc.


KPMG LLP
Phoenix, Arizona
October 29, 1999